SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2003

Vie Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11747	22-6650372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 575-8200

1835 Market Street, Suite 420

Philadelphia, PA 19103

(215) 789-3300

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events

Chief Financial Officer

Effective January 1, 2004, Daniel A. Nole has been appointed chief financial officer of Vie Financial Group, Inc. James S. Pak has resigned the title of chief financial officer, however Mr. Pak has agreed to assist the company in certain strategic initiatives during the next several months.

Mr. Nole will continue to function as Vie’s chief operating officer, a position he has held since May 2003. Prior to joining Vie, Mr. Nole was chief financial officer and vice president of operations at NYFIX Millennium, LLC, a broker-dealer subsidiary of NYFIX, Inc. (NASDAQ:NYFX). Prior to NYFIX, Mr. Nole was compliance officer and a specialist with K&S, Inc., and worked in public accounting with Ernst & Young LLP. Mr. Nole has an M.S. in Accounting from NYU Stern School of Business and a B.A. in the Liberal Arts from Colgate University.

Series H Preferred Stock Amendment

On December 23, 2003, the holders of the company’s Series H convertible preferred stock (“Series H Preferred”) agreed to amend the provisions of the Series H Preferred. Prior to the amendment, the holders were entitled to cumulative cash dividends at an annual rate of 8%; provided, however, that if we were to make the initial required filings with the SEC by January 1, 2004 to effect a reverse stock split to create sufficient authorized shares of common stock available for issuance upon conversion of the outstanding Series H Preferred, then no dividends would accrue or become payable for the six-month period following the closing date. The amendment extends the initial filing date from January 1, 2004 to January 31, 2004, and extends the period during which no dividends will accrue if the required filings are made from six months from the closing date to eight months from the closing date. The Series H Preferred holders also agreed to allow the company to take corporate action to increase its authorized shares of common stock available for issuance by a method other than a reverse stock split.

This amendment allows the company additional time to file the required documents with the SEC and to effect a corporate action to create sufficient authorized shares of common stock to allow for conversion of the outstanding Series H Preferred shares without incurring dividend payments.

Exhibit No.	Description

4.1	Second Certificate of Amendment of the Certificate of Designations of the Series H Convertible Preferred Stock of Vie Financial Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 6, 2004

VIE FINANCIAL GROUP, INC.

By:	/S/ DEAN G. STAMOS

Name:	Dean G. Stamos
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Certificate of Amendment of the Certificate of Designations of the Series H Convertible Preferred Stock of Vie Financial Group, Inc.